Exhibit 10.3

October 14, 2021

Lipella Pharmaceuticals Inc.

Attn: Jonathan Kaufman, PhD

7800 Susquenhanna St.

Suite 5050

Pittsburgh, PA 15208

Re: Accounting and CFO Services

This letter confirms the Accounting and CFO Services LIPELLA PHARMACEUTICALS INC. has asked STONEWALL FINANCE, LLC to perform, and under the terms, which we have agreed to do that work. The intention of this letter is to confirm your understanding of, and agreement with, both what is included with our services, as well as the limitations of the Accounting and CFO Services you have asked us to perform. If you have any questions regarding this letter or believe we have missed or mis-stated your understanding, please call Doug at (724) 553 8251 to discuss this letter prior to signing it.

Services to be provided

At your request and under your direction, we will perform the Accounting and CFO Services described in the attached and subsequent Appendix.

Based on questions and/or concerns you have, regarding your ongoing financial reporting, accounting records, and business management issues, we will offer our opinions and describe any alternatives we are aware of. Our opinions, and related alternatives, will be based on our knowledge, training and experience, but at all times, the decisions you make are strictly yours, as is the responsibility for the financial records of your company.

If necessary, we may suggest you contact your attorney or someone else better suited to assist you.

What we do not do

By your signature below, you acknowledge that you understand and agree that the reports we provide may not include adjustments to reflect Generally Accepted Accounting Principles, nor reflect full proper tax recordkeeping (“book to tax” adjustments). We will make no audit or other verification of the data you submit. We may provide reports that contain portions of financial information; these reports are for internal management use only. We will not perform any compilation, review, or audit of any of the financial information. We do not at any time provide legal services of any type. We have not been requested to discover errors, misrepresentations, fraud, illegal acts, or theft. Therefore, have not included any procedures designed or intended to discover such acts, and you agree we have no responsibility to do so Stonewall Finance, in its sole professional judgment, reserves the right to refuse to take any action that could be construed as making management decisions or performing management functions, including determining account mappings and approving journal entries and will notify LIPELLA PHARMACEUTICALS INC. of such refusal.

P.O. BOX 778, MARS, PA 16046	STONEWALLFINANCE.COM

Client responsibilities

You authorize Stonewall Finance to accept instructions from you and/or from the staff you designate for this engagement. As a condition to performing the services described above, you agree to:

•	Make all management decisions and perform all management functions, including determining account mappings and approving all proposed journal entries

•	Evaluate the adequacy and results of the services performed

•	Accept responsibility for the results of the services delivered; provided that Stonewall Finance has not committed acts of gross negligence or willful misconduct

•	Establish and maintain internal controls over the bookkeeping processes and monitor ongoing activities; provided that Stonewall Finance shall be responsible for any acts of gross negligence or willful misconduct by its employees, agents, officers and/or directors

•	Acknowledge that we will use information provided by you to complete our services, without further verification or investigation regarding this information by us.

You agree you are responsible for the proper recordkeeping of transactions in the records, the safekeeping of assets, and the accuracy of the financial statements. In addition, we have no responsibility to identify and communicate deficiencies or material weaknesses in your internal control as part of this engagement.

Because we will rely on LIPELLA PHARMACEUTICALS INC. and its management to discharge the forgoing responsibilities, the company holds harmless and releases Stonewall Finance, its partners and employees from all claims, liabilities, losses, and costs arising in circumstances, where there has been a knowing misrepresentation by a member of the company’s management, which has caused, in any respect, Stonewall Finance’s inability to discover such matters should they exist. This provision shall survive the termination of this arrangement for services.

Your investment

Your financial investment in your ongoing services with us as well as the scope of our services with you is outlined in the Appendix of this agreement. To ensure that we are providing you with seamless access to the services and expertise you need from us, your investment has been conveniently structured as a monthly fixed fee arrangement. Fees will be analyzed on a quarterly basis. If the volume of ongoing transaction processing, the complexity of the services you request, or other matters change relating to the services we are providing to you, we will communicate any related change in our fees to you by providing a minimum of 30 days written notice.

Confidentiality

Stonewall Finance agrees to take reasonable steps to protect all Confidential Information and to use the Confidential Information only in connection with performing the services hereunder. For purposes of this agreement, Confidential Information shall mean any and all information which is private and not in the public domain about LIPELLA PHARMACEUTICALS INC. that is provided, obtained, or produced in connection with the services in written, oral, digital or other tangible form, including, without limitation, all information furnished at any time relating to LIPELLA PHARMACEUTICALS INC.’s business, customers, intellectual property, processes, strategies, all portions of any analyses, compilations, data, studies, or other documents prepared by the Stonewall Finance that contain or are based on any furnished information or that reflect its review of such information, and any and all information concerning LIPELLA PHARMACEUTICALS INC.’s plans and activities, ideas, projects, software, methodologies, processes, tools, experience, customers and suppliers, financial information, and any other information, which ought reasonably under the circumstances to be considered confidential (the “Confidential Information”). Stonewall Finance agrees to take reasonable steps necessary to ensure that the confidentiality of the Confidential Information is maintained and that such Confidential Information is protected from unauthorized disclosure, but not to a greater extent than LIPELLA PHARMACEUTICALS INC. itself uses to protect Confidential Information. Without limiting the generality of the foregoing, Stonewall Finance shall not disclose Confidential Information to any party outside its organization, without the prior written approval of LIPELLA PHARMACEUTICALS INC.. Stonewall Finance represents that, as a matter of policy, it informs its personnel concerning maintaining the confidentiality of client information. The parties hereto agree that equitable relief, including injunctive relief and specific performance, shall be available in the event of any breach of the provisions of this agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this agreement but shall be in addition to all other remedies available at law or equity.

P.O. BOX 778, MARS, PA 16046	STONEWALLFINANCE.COM

You assume all responsibility relating to adherence with privacy and disclosure requirements relating to the use and sharing of information in your industry.

You acknowledge that the proprietary information, documents, materials, management techniques, and other intellectual property we use are a material source of the services we perform and that these were developed prior to our association with you. Any new forms, software, documents, or intellectual property we develop in this engagement for your use shall belong to us, and you shall have the limited right to use them solely within your business. All report templates, manuals, forms, checklists, questionnaires, letters, agreements (including this one), and other documents, which we make available to you, are confidential and proprietary to us. All new documents created as a result of this engagement will automatically become our property. Neither you, nor any of your agents, will copy, electronically store, reproduce, or make available to anyone other than your personnel, any such documents. This agreement will apply to all materials whether in digital or “hard copy” format.

Third-party disclosure and use of third-party services

Unless you indicate otherwise, our firm may transmit confidential information that you provide to us to third parties to facilitate delivering our services to you. Examples of such transmissions may include the access to your contact information by members of our team (independent contractors such as consultants, administrative assistants, or third party developers), transfer of accounting information and other data files via the internet, online back-up services, web site developer and hosting services (for newsletter and order processing), credit card processing company, etc. We only work with established, reputable companies that have demonstrated their commitment to safeguarding your data. Please feel free to inquire if you would like additional information regarding the transmission of confidential information to entities outside the firm.

Electronic communications

In connection with this engagement, we may communicate with you or others via email transmission. As emails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that emails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure of emails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of email transmissions, including any consequential, incidental, direct, indirect or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

P.O. BOX 778, MARS, PA 16046	STONEWALLFINANCE.COM

Record retention

During our work with you, we will use one or more third party applications (including internet-based application providers) to provide portions of our services to you. This may include online filing of your business documents. By signing this agreement you confirm that you understand the services being provided and also agree that Stonewall Finance is not liable for record retention or any other aspect of the services provided by these 3rd parties, even if we absorb the cost (in part or in full) of a third party service as a benefit to you. You always assume responsibility for a decision to maintain hard copies of your original documents or to limit your document retention to the digital copies stored by the web application. It is our policy to keep our electronic and work paper files electronically for three months, unless otherwise required by tax or other regulatory agencies. All work paper and miscellaneous report copies that we are not required to retain are shredded at the conclusion of the engagement. At the end of three months electronic files may be erased.

In the unlikely event that we do obtain any hard copy documents from you, all original paper documents provided by you will be returned to you promptly as our work is complete. We do not keep copies of all documents. It is your responsibility to safeguard your documents in case of future need. We may occasionally keep some copies we deem necessary to our work.

If our engagement with you ends for any reason, you will have the option to continue any third-party subscription based services at your expense (in some cases we may have absorbed the cost of these services during our work with you). You agree to complete the transfer of services to your name and assume responsibility for payment within 10 days of the end of our work with you. Our “end date” will be defined as the 11th business day following the date shown on the email or letter of termination/resignation transmitted by either party. You understand that if you do not assume responsibility for these services that they may be cancelled. Additional fees may apply if you elect to restore those services (if that option is available from the service provider) or request copies (digital or hard copy) of records from the third party provider.

P.O. BOX 778, MARS, PA 16046	STONEWALLFINANCE.COM

Governing law

This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to the principles of conflicts of law thereof.

Assignment

All obligations provided under this Agreement are between Stonewall Finance and LIPELLA PHARMACEUTICALS INC. and neither party shall assign any rights or delegate any obligations hereunder without the other party’s prior written consent. Any attempted assignment without the required consent shall be null and void.

Term and Termination of services

The Term of the engagement will be 12 months from the later signature date on this letter. You understand and agree that we may withdraw from the present engagement at any time for any reason at our sole discretion.

You may elect to terminate this agreement by providing Stonewall Finance with 60 days written notice.

Conclusion

This letter sets forth the entire agreement relating to our work with you. This letter supersedes any prior agreements, discussions, or understandings. No amendment or modification of this agreement shall be valid unless in writing, signed by both parties to this agreement.

If this letter correctly describes our engagement, please print and sign an original of this engagement letter and return it to us.

Sincerely,

/s/ Douglas Johnston

Doug Johnston, Partner/Co-owner

APPROVED:

The above letter and the supporting Appendix confirm our understanding of the services to be performed and the limitations of those services.

/s/ Jonathan Kaufman

Signature title

Jonathan Kaufman Oct 22, 2021

Printed name and date

P.O. BOX 778, MARS, PA 16046	STONEWALLFINANCE.COM

Appendix A

Services to be Provide and Fees

The services marked with an X will be provided to LIPELLA PHARMACEUTICALS INC.:

X	Type of service	Frequency/ notes
X

•       Introductory meetings between Stonewall team and Lipella Pharmaceuticals Inc.’s team

•       Review of Lipella Pharmaceutical Inc.’s current accounting records, systems, and operations.

Accounting systems’ access will be established for the Stonewall team

To be completed within 30 days of kick-off
X	Management of monthly Financial Close Process	Monthly
X	Point of escalation for accounting staff/3rd party accountants/attorneys/bankers/potential investors	As Needed
X	Weekly telephone conference with your Stonewall Finance outsourced accountant(s) to answer any questions specifically relating to work in process.	Weekly
X	Monthly management reporting and consultation meeting (may be completed via conference call or video conference) with your Stonewall Finance Outsourced CFO	Monthly

P.O. BOX 778, MARS, PA 16046	STONEWALLFINANCE.COM

Your investment

Your investment in the outsourced accounting services will be structured as follows:

•	Ongoing payment of $4,000.00 per month beginning upon execution of this letter to be paid via check, ACH, or other means agreed upon by both party. Payments are due within 30 days of invoice date.

Payment methods

We accept cash, checks, ACH.

P.O. BOX 778, MARS, PA 16046	STONEWALLFINANCE.COM